Exhibit 23

Consent of Independent Registered Public Accounting Firm

Foot Locker Puerto Rico 1165(e) Plan Administrator:

We consent to incorporation by reference in the Registration Statements Numbers 33-10783, 33-91888, 33-91886, 33-97832, 333-07215, 333-21131, 333-62425, 333-33120, 333-40156, 333-41058, 333-74688, 333-99829, 333-111222 and 333-121515 on Form S-8 of Foot Locker, Inc. of our report dated June 17, 2005 with respect to the statement of net assets available for benefits of the Foot Locker Puerto Rico 1165(e) Plan as of December 31, 2004, the statement of changes in net assets available for benefits for the year then ended, and the related supplemental Schedule H, line 4i- Schedule of Assets (Held at End of Year) as of December 31, 2004, which report appears in this Annual Report of the Foot Locker Puerto Rico 1165(e) Plan on Form 11-K.

/s/ KPMG LLP
New York, New York
June 17, 2005